Calculation of Filing Fee Tables
S-8
CERUS CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Amended and Restated 2024 Equity Incentive Plan Common Stock, par value $0.001 per share	Other	10,000,000	$ 2.88	$ 28,800,000.00	0.0001381	$ 3,978.00
Total Offering Amounts:						$ 28,800,000.00		$ 3,978.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,978.00
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement shall cover any additional shares of common stock, $0.001 par value ("Common Stock") of Cerus Corporation ("Cerus") that become issuable under Cerus' Amended and Restated 2024 Equity Incentive Plan (the "EIP") by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the outstanding Common Stock. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant's Common Stock as reported on The NASDAQ Global Market on July 24, 2026. (3) Represents 10,000,000 shares of Common Stock available for issuance under the EIP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources